Exhibit h(6)under Form N-1A
Exhibit 10 under Item 601/Reg.S-K

FINANCIAL ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT dated as of January 1, 2007 is made, severally and not jointly (except that the parties agree that the calculation required by Section XIII hereunder shall be joint and not several) by each of the investment companies listed on Exhibit A hereto (each, a “Trust”) and State Street Bank and Trust Company (“State Street”).

WHEREAS, each Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) with authorized and issued shares of capital stock or beneficial interest (the “Shares”);

WHEREAS, certain Trusts subject to this Agreement are “series companies” as defined in Rule 18f-2(a) under the 1940 Act and, as used in this Agreement, the term “Portfolio” refers to either (i) an individual portfolio of such a series company or (ii) an investment company that is not organized as a series company, and the term “Portfolios” refers to all such portfolios and investment companies, collectively;

WHEREAS, Shares of each Portfolio may be subdivided into “classes” as provided in Rule 18f-3 under the 1940 Act;

WHEREAS, the Trust desires to retain State Street as financial administrator (the “Financial Administrator”) to furnish certain financial administrative services on behalf of the Portfolios;

WHEREAS, the Trust desires to retain State Street as accounting agent (the “Accounting Agent”) to perform certain accounting and recordkeeping services on behalf of the Portfolios; and

WHEREAS, State Street is willing to perform such services on the terms provided herein.

NOW, THEREFORE, the parties agree as follows:

I.	APPOINTMENT

A.         Of State Street as the Financial Administrator

The Trust hereby appoints State Street to act as Financial Administrator with respect to the Trust for purposes of providing certain financial administrative services for the period and on the terms set forth in this Agreement.  State Street accepts such appointment and agrees to render the financial administrative services stated herein.

The Trust will initially consist of the Portfolios identified on Exhibit A hereto.  In the event that the Trust establishes one or more additional Portfolios with respect to which it wishes to retain the Financial Administrator to act as financial administrator hereunder, the Trust shall notify the Financial Administrator in writing (including by facsimile or electronic mail communication).  Upon such notification, such Portfolio shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable by the Trust and its Portfolios) may be modified with respect to each additional Portfolio in writing by the Trust and the Financial Administrator at the time of the addition of the Portfolio.

B.         Of State Street as the Accounting Agent

The Trust hereby appoints State Street to act as Accounting Agent with respect to the Portfolios for purposes of providing certain accounting and recordkeeping services for the period and on the terms set forth in this Agreement.  State Street accepts such appointment and agrees to render the accounting and recordkeeping services stated herein.

The Trust will initially consist of the Portfolios identified on Exhibit A.  In the event that the Trust establishes one or more additional Portfolios with respect to which it wishes to retain the Accounting Agent to act as accounting agent hereunder, the Trust shall notify the Accounting Agent in writing (including by facsimile or electronic mail communication).  Upon such notification, such Portfolio shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable by the Trust and its Portfolios) may be modified with respect to each additional Portfolio in writing by the Trust and the Accounting Agent at the time of the addition of the Portfolio.

II.       REPRESENTATIONS and WARRANTIES

A.         By State Street.  State Street represents and warrants that:

1.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

2.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

3.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

4.	No legal or administrative proceedings have been instituted or threatened which would impair State Street’s ability to perform its duties and obligations under this Agreement;

5.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it; and

6.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

B.         By the Trust.  The Trust represents and warrants that:

1.	It is duly organized, existing and in good standing under the laws of the jurisdiction in which it was formed;

2.	It has the power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

3.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

4.	With respect to each Portfolio, it is an investment company properly registered under the 1940 Act;

5.
A registration statement under the 1940 Act (and if Shares of the Portfolio are offered publicly, under the Securities Act of 1933, as amended (the “1933 Act”)) has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its Shares have been made;

6.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

7.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

8.	As of the close of business on the date of this Agreement, the Trust is authorized to issue its Shares.

III.	DUTIES of STATE STREET

A.         As the Financial Administrator.  The Financial Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the respective Trust and its Board of Trustees/Directors (the “Board”) and in accordance with procedures which may be established from time to time between the Trust and the Financial Administrator (including the procedures established in the “Service Level Agreement” as defined in Section V of this Agreement):

1.	Compile, review and deliver to the Trust, fund performance statistics including Securities and Exchange Commission (the “SEC”) yields, distribution yields and total returns;

2.	Prepare and submit for approval by officers of the Trust a fund expense budget, review expense calculations and arrange for payment of the Trust’s expenses;

3.	Prepare and submit for approval the annual Statement of Position 93-2 (“ROCSOP”) adjustment based in part on the tax provision information provided by Federated Administrative Services.

4.
Prepare for review and approval by officers of the Trust financial information required for the Trust’s annual and semi-annual reports, proxy statements and other communications required or otherwise to be sent to shareholders; review text of “President’s Letter to Shareholders” and “Management’s Discussion of Financial Performance” as included in shareholder reports (which shall also be subject to review by the Trust’s legal counsel);

5.
Prepare for review by an officer of and legal counsel for the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, Form N-14, Form N-Q and Form 24F-2 and such other reports, forms or filings as may be mutually agreed upon;

6.
Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust’s investment adviser, custodian, legal counsel or independent accountants;

7.
Oversee and review calculations of fees paid to State Street and to the Trust’s investment adviser, shareholder servicing agent, distributor, custodian, fund administrator, fund accountant and transfer and dividend disbursing agent (“Transfer Agent”), in addition to the oversight and review of all asset based fee calculations;

8.	Prepare fund income forecasts and submit for approval by officers of the Trust, recommendations for fund income dividend distributions;

9.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, and provide related planning assistance where requested or appropriate;

10.
Complete monthly preferred shares “asset coverage” test (as that term is defined in Section 18(h) of the 1940 Act) (the “1940 Act Test”) following the compliance procedures contained in Exhibit D attached hereto, as such Exhibit may be amended from time to time by mutual agreement of the parties (the “Compliance Procedures”);

11.	Complete monthly preferred shares basic maintenance amount test for Fitch Ratings, Ltd. (“Fitch”) (the “Fitch Preferred Shares Basic Maintenance Test”) following the Compliance Procedures; and

12.
Complete monthly preferred shares basic maintenance amount test for Moody’s Investors Service, Inc. (“Moody’s”) (the “Moody’s Preferred Shares Basic Maintenance Test”) following the Compliance Procedures.

The Financial Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

B.
As the Accounting Agent.  The Accounting Agent shall provide the following services, in each case, subject to the control, supervision and direction of the respective Trust and its Board and in accordance with procedures which may be established from time to time between the Trust and the Accounting Agent (including the procedures established in the “Service Level Agreement” as defined in Section V of this Agreement):

1.
Books of Account.  The Accounting Agent shall maintain the books of account of the Trust and shall perform the following duties in the manner prescribed by the respective Trust’s currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Accounting Agent (a “Governing Document”) (including the procedures established in the Service Level Agreement):

a.   Value the assets of each Portfolio using:  primarily, market quotations (including the use of matrix pricing) supplied by the independent pricing services selected by the Accounting Agent in consultation with the Trust’s investment adviser (the “Adviser”) and approved by the Board; secondarily, if a designated pricing service does not provide a price for a security that the Accounting Agent believes should be available by market quotation, the Accounting Agent may obtain a price by calling brokers designated by the Adviser, or if the Adviser does not supply the names of such brokers, the Accounting Agent will attempt on its own to find brokers to price the security, subject to approval by the Adviser; thirdly, for securities for which no market price is available, the Valuation Committee overseen by the Board (the “Committee”) will determine a fair value in good faith; or fourthly, such other procedures as may be adopted by the Board.  Consistent with Rule 2a-4 under the 1940 Act, estimates may be used where necessary or appropriate.  The Accounting Agent is not the guarantor of the accuracy of the securities prices received from such pricing agents and the Accounting Agent is not liable to the Trust for errors in valuing a Portfolio’s assets or calculating the net asset value (the “NAV”) per share of such Portfolio or class when the calculations are based upon inaccurate prices provided by pricing agents.  The Accounting Agent will provide daily to the Adviser the security prices used in calculating the NAV of each Portfolio, for its use in preparing exception reports for those prices on which the Adviser has a comment.  Further, upon receipt of the exception reports generated by the Adviser, the Accounting Agent will diligently pursue communication regarding exception reports with the designated pricing agents;

b.	Determine the NAV per share of each Portfolio and/or class, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus of such Portfolio;

c.	Prepare the weekly or bi-weekly mark-to-market reports and analysis in compliance with Rule 2a-7 for each of the money market portfolios.

d.
Monitor the triggers used to determine when the ITG fair value pricing procedures may be invoked, as further detailed on attached Exhibit C (the Fair Value Pricing Authorization), and inform the appropriate Federated personnel that triggers had been met.

e.	Calculate the net income of each of the Portfolios, if any;

f.	Calculate realized capital gains or losses of each of the Portfolios resulting from sale or disposition of assets, if any;

g.	Calculate the expense accruals for each fund/class of shares;

h.	Determine the dividend factor for all daily dividend funds;

i.
Maintain the general ledger and other accounts, books and financial records of the Trust, including for each Portfolio, as required under Section 31(a) of the 1940 Act and the rules thereunder in connection with the services provided by State Street

j.
At the request of the Trust, prepare various reports or other financial documents in accordance with generally accepted accounting principles as required by federal, state and other applicable laws and regulations; and

k.	Such other similar services as may be reasonably requested by the Trust.

The Trust shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Trust’s Governing Document.  The Accounting Agent shall not be responsible for any revisions to the manner in which such calculations are to be performed unless such revisions are communicated in writing to the Accounting Agent.

2.
Records.  The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Trust under the 1940 Act, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder.  All such records shall be the property of the Trust and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the Trust and employees and agents of the SEC.  Subject to Section XVII.B below, the Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

IV.           DUTIES of the TRUST

A.         Delivery of Documents.  The Trust will promptly deliver, upon request, to the Financial Administrator copies of each of the following documents and all future amendments and supplements, if any:

1.	The Trust’s organizational documents;

2.
The Trust’s currently effective registration statements under the 1933 Act (if applicable) and the 1940 Act and the Trust’s Prospectus(es) and Statement(s) of Additional Information (collectively, the “Prospectus”) relating to all Portfolios and all amendments and supplements thereto as in effect from time to time;

3.
Certified copies of resolutions of the Board authorizing (a) the Trust to enter into this Agreement and (b) certain individuals on behalf of the Trust and its third-party agents to (i) give instructions to the Financial Administrator pursuant to this Agreement and (ii) authorize the payment of expenses;

4.	The investment advisory agreements between the Trust and the Advisers; and

5.	Such other certificates, documents or opinions which the Financial Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

The Trust shall provide, or shall cause its third-party agent to provide, timely notice to the Accounting Agent of all data reasonably required by the Accounting Agent for performance of its duties described in Section III.B hereunder.  The Trust’s failure to provide such timely notice shall excuse the Accounting Agent from the performance of such duties, but only to the extent the Accounting Agent’s performance is prejudiced by the Trust’s failure.

State Street is authorized and instructed to rely upon any and all information it receives from the Trust or its third-party agent that it reasonably believes to be genuine.  State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Trust.

State Street shall value the Trust’s securities and other assets utilizing prices obtained from sources designated by the Trust, or the Trust’s duly-authorized agent, on a Price Source Authorization substantially in the form attached hereto as Exhibit B or otherwise designated by means of Proper Instructions (as such term is defined herein) (collectively, the “Authorized Price Sources”).  State Street shall not be responsible for any revisions to the methods of calculation adopted by the Trust unless and until such revisions are communicated in writing to State Street.

B.         Proper Instructions.  The Trust and its third-party agents shall communicate to State Street by means of Proper Instructions.  Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board shall have from time to time authorized or (ii) a communication effected directly between the Trust or its third-party agent and State Street by electro-mechanical or electronic devices, provided that the Trust and State Street have approved such procedures.  State Street may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the Trust.  Oral instructions shall be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions.  The Trust and its third-party agents shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate.  The Trust and its third-party agents shall give timely Proper Instructions to State Street in regard to matters affecting accounting practices and State Street’s performance pursuant to this Agreement.

V.           PERFORMANCE GOALS:

A.           The Trust and State Street have developed mutually acceptable performance goals dated January 1, 2007, and as may be amended from time to time, regarding the manner in which they expect to deliver and receive the services under this Agreement (hereinafter referred to as “Service Level Agreement”).  The parties agree that such Service Level Agreement reflects performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies.  It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of the Service Level Agreement, or any dispute relating to performance goals set forth in the Service Level Agreement, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described in Sections V. B. and V.C. below.  Notwithstanding the foregoing, the parties hereby acknowledge that any party’s failure (or lack thereof) to meet the provisions of the Service Level Agreement, while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into the Trust’s reasonably determined belief regarding the standard of care exercised by State Street hereunder.

B.           Consultation Procedure.  If a party hereto is unable to meet the provisions of the Service Level Agreement, or in the event that a dispute arises relating to performance goals set forth in the Service Level Agreement, either party to this Agreement shall address any concerns it may have by requiring a consultation with the other party.

C.           Purpose of Consultation Procedure.  The purpose of the consultation procedure is to endeavor to resolve any failure to meet the provisions of the Service Level Agreement.  If a consultation occurs under this Section V, all parties must negotiate in good faith to endeavor to:

1.
implement changes which will enable the Service Level Agreement provisions to be met – such changes may include, but are not limited to, modification of either or both parties’ respective operational resources;

2.	agree to alternative Service Level Agreement provisions which meet the parties’ respective business requirements; or

3.
otherwise find a solution such that within a reasonable time after the consultation, the inability to meet the Service Level Agreement provision(s) is reasonably expected to be less likely to occur in the future.

VI.           COMPLIANCE WITH GOVERNMENTAL RULES and REGULATIONS; RECORDS

The Trust assumes full responsibility for its compliance with all securities, tax, commodities and other laws, rules and regulations applicable to it.

VII.              WARRANTIES

If, prior to the Accounting Agent’s calculation of the current NAV, the Trust or its third-party agent notifies the Accounting Agent that any of its accounting services are erroneous in any material respect, the Accounting Agent shall endeavor in a timely manner to correct such failure.  Third-parties that are selected by and approved by the Trust and from which the Accounting Agent may obtain certain data included in the accounting services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof.

VIII.                      FORCE MAJEURE

The parties will maintain throughout the term of this Agreement, such contingency plans as are reasonably believed to be necessary and appropriate to recover the parties’ operations from the occurrence of a disaster and which are consistent with any statute or regulation to which the parties are subject that imposes business resumption and contingency planning standards.  The parties agree to provide to one another a summary of their respective contingency plans as they relate to the systems used to provide the services hereunder and to provide periodic updates of such summary upon a party’s reasonable request.  If any party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(1)
where reasonably practicable, the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(2)	the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(3)	no obligations of any party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(4)	the non-performing Party uses reasonable efforts to remedy its inability to perform as quickly as possible.

IX.              INSTRUCTIONS and ADVICE

At any time, State Street may apply to any officer of the Trust for instructions and may consult with its own legal counsel with respect to any matter arising in connection with the services to be performed by State Street under the terms of this Agreement.  At any time, State Street may consult with outside counsel for the Trust or the independent accountants for the Trust (“Trust Advisers”) at the expense of the Trust, provided that State Street first obtains consent of the Trust which shall not be unreasonably withheld, with respect to any matter arising in connection with the services to be performed by State Street under the terms of this Agreement.  In its capacity as the Financial Administrator or as the Accounting Agent under the terms of this Agreement, State Street shall not be liable, and shall be indemnified by the Trust or appropriate Portfolio for any action taken or omitted by it in good faith reliance upon any instructions or advice provided to State Street by a Trust Adviser or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons.  State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust.  Nothing in this paragraph shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

X.           NOTICES

All notices shall be in writing and deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested.  Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender:

If to State Street:	LaFayette Corporate Center
2 Avenue de LaFayette, 4 South
Boston, MA 02111
ATTN: Michael E. Hagerty
Telephone: (617) 662-3630
Facsimile: (617) 662-3690

With a copy to:	State Street Bank and Trust Company
2 Avenue de LaFayette, 2nd Floor
P.O. Box 5049
Boston, MA 02206-5049
ATTN: Mary Moran Zeven, Esq.
Telephone: (617) 662-1783
Facsimile: (617) 662-3805

If to the Trust:	5800 Corporate Drive
Pittsburgh, PA 15237-7010
ATTN: Richard A. Novak, Treasurer
Telephone: (412) 288-7045
Facsimile: (412) 288-8719

XI.              CONFIDENTIALITY

State Street agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Trust or its beneficiaries and will not disclose the same to any person except at the request or with the written consent of the Trust.

XII.              LIMITATION of LIABILITY and INDEMNIFICATION

State Street shall be held to a standard of reasonable care in carrying out its duties under this Agreement.  State Street shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section XVI, shall have no responsibility for the actions or activities of any other party, including other service providers.  State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, reckless misconduct, willful malfeasance or lack of good faith of State Street, its officers or employees and, in such event, such liability will be subject to the limitations set forth in Section XIII herein.  STATE STREET SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES) IN ANY WAY DUE TO THE TRUST’S USE OF THE SERVICES DESCRIBED HEREIN OR THE PERFORMANCE OF OR FAILURE TO PERFORM STATE STREET’S OBLIGATIONS UNDER THIS AGREEMENT.  This disclaimer applies without limitation to claims regardless of the form of action, whether in contract (including negligence), strict liability, or otherwise and regardless of whether such damages are foreseeable.

The Trust will indemnify and hold harmless State Street and its stockholders, directors, officers, employees, agents, and representatives (collectively, the “Trust Indemnified Persons”) for, and will pay to the Trust Indemnified Persons the amount of, any actual and direct damages, whether or not involving a third-party claim (collectively, the “Damages”), arising from or in connection with (i) any act or omission by State Street (or any of its affiliates) pursuant to this Agreement which does not constitute negligence, reckless misconduct, willful malfeasance or lack of good faith in fulfilling the terms and obligations of this Agreement, (ii) any act or omission by the Trust (or any of its affiliates) which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement, or (iii) any act or omission by the Trust (or any of its affiliates) which constitutes negligence, reckless misconduct, willful malfeasance, or lack of good faith in fulfilling the terms and obligations of this Agreement.  The remedies provided in this paragraph are not exclusive of or limit any other remedies that may be available to State Street or any other Trust Indemnified Person.

State Street will indemnify and hold harmless the Trust, and its respective shareholders, trustees, directors, officers, agents, and representatives  (collectively, the “State Street Indemnified Persons”) for, and will pay to the State Street Indemnified Persons the amount of, any Damages, arising from or in connection with (i) any act or omission by State Street (or any of its affiliates) which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement or (ii) any act or omission by State Street (or any of its affiliates) which constitutes negligence, reckless misconduct, willful malfeasance, or lack of good faith in fulfilling the terms and obligations of this Agreement; provided, however, that State Street shall not be required to provide indemnification for damages arising from errors caused by inaccurate prices received from independent pricing services and reasonably relied upon by State Street.  In the event that State Street is required to provide indemnification under this Section XII, its liability shall be limited as described under Section XIII below.  The remedies provided in this paragraph are not exclusive of or limit any other remedies that may be available to the Trust or any other State Street Indemnified Person.

The indemnification and limitation of liability contained herein shall survive the termination of this Agreement.

XIII.              EXCLUSIVE REMEDY

State Street’s total cumulative liability under this Agreement for all of the Trusts in the aggregate during any calendar year shall be limited to actual or direct damage up to the aggregate amount of two (2) times the fees earned by State Street under Section XVI hereunder during the calendar year (or annualized period) preceding the event giving rise to liability.

XIV.              SERVICES NOT EXCLUSIVE

The services of State Street to the Trust are not to be deemed exclusive and State Street shall be free to render similar services to others.  State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

XV.              TERM; TERMINATION; AMENDMENT

A.         Term.  This Agreement shall become effective on the date first written above and shall remain in full force and effect for a period of four (4) years from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after such Initial Term unless either party terminates this Agreement by written notice to the other party at least six (6) months prior to the expiration of the Initial Term.  During the Initial Term and upon reasonable prior notice to State Street and or the circumstances, the Treasurer of the funds may, at any time, and from time to time, as approved by the Board, remove funds from the list of funds on Exhibit A for purposes of selecting another service provider; provided, however, that the number of funds so removed within any calendar year shall not exceed five (5).  Additionally, if State Street (or any of its affiliates) engages in (i) any act or omission which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement or (ii) any act or omission which constitutes negligence, reckless misconduct, willful malfeasance, or lack of good faith in fulfilling the terms and obligations of this Agreement, then each Trust or series thereof, shall have the right to immediately terminate this Agreement.

B.    Termination.  Either party may terminate this Agreement at any time after the Initial Term upon at least six (6) months’ prior written notice to the other party.  Termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio.  Upon termination of this Agreement, the Trust shall pay to State Street such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

C.         Amendment.  This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto.  No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

XVI.                      FEES, EXPENSES and EXPENSE REIMBURSEMENT

State Street shall receive from the Trust such compensation for its services provided pursuant to this Agreement as may be agreed to from time to time as set forth in the Financial Administration and Accounting Services Fee Schedule between the parties (the “Fee Schedule”), attached as Schedule 1, approved by the parties.  In the event of substantial change in the mix of types of Portfolios or in the event of new types of Portfolios offered by the Trust or modifications or changes to the service delivery requirements, the parties shall review the existing fee structure and an appropriate adjustment to the fee, if any, shall be negotiated by the parties within ninety (90) days.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, the Trust shall reimburse State Street for its out-of-pocket costs and expenses incurred in connection with this Agreement with respect to reasonable attorney’s fees incurred by State Street to collect any charges due under this Agreement.

The Trust agrees to promptly reimburse State Street for any equipment and supplies specially ordered by or for the Trust (with the Trust’s consent) through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Trust’s behalf at the Trust’s request and with the Trust’s consent.

Each party will bear all expenses that are incurred in its operation and not specifically assumed by the other party.  Expenses to be borne by the Trust include, but are not limited to:  Organization expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trust’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by State Street under this Agreement); cost of any services contracted for by the Trust directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director/trustee or employee of the Trust; costs incidental to the preparation, printing and distribution of the Trust’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Trust’s tax returns, Form N-1A or N-2, Form N-14, Form N-Q and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Trust’s NAV.

State Street is authorized to and may employ or associate with such person or persons as it may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by State Street and State Street shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

XVII.                      ASSIGNMENT; SUCCESSOR AGENT

A.         Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign to a successor all of or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party.

B.         Successor Agent.  This Agreement shall be binding on and shall inure to the benefit of each party and to their successors and permitted assigns.  If a successor agent for the Trust shall be appointed by the Trust, State Street shall upon termination deliver to such successor agent all properties of the Trust held by it hereunder.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $100,000,000, all properties held by State Street under this Agreement.  Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.

XVIII.                      ENTIRE AGREEMENT

This Agreement (including all schedules and attachments hereto) constitutes the entire Agreement between the parties with respect to the subject matter hereof and terminates and supersedes all prior agreements, representations, warranties, commitments, statements, negotiations and undertakings with respect to such services to be performed hereunder whether oral or in writing.

XIX.                      WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

XX.           HEADINGS NOT CONTROLLING

Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

XXI.                      SURVIVAL

After expiration or termination of this Agreement, all provisions relating to payment (Section XVI and the Fee Schedule) shall survive until completion of required payments.  In addition, all provisions regarding termination (Section XV), indemnification, warranty, liability and limits thereon (Section XII and Section XIII) shall survive, unless and until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

XXII.                      SEVERABILITY

In the event any provision of this Agreement is held illegal, invalid, void or unenforceable, the balance shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

XXIII.                      GOVERNING LAW; JURISDICTION

This Agreement shall be deemed to have been made in The Commonwealth of Massachusetts and shall be governed by and construed under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its conflict of laws principles and rules.  The parties agree that any dispute arising herefrom shall be subject to the exclusive jurisdiction of courts sitting in The Commonwealth of Massachusetts.

XXIV.                      REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

XXV.                      REMOTE ACCESS SERVICES ADDENDUM

State Street and the Trust agree to be bound by the terms of the Remote Access Services Addendum attached hereto as Exhibit E.

XXVI.                      MISCELLANEOUS

The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any member of the Board or shareholders of the Trust, but bind only the property of the Trust, or Portfolio, as provided in the organizational documents.

Each party agrees to promptly sign all documents and take any additional actions reasonably requested by the other to accomplish the purposes of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Michael E. Hagerty
Name:  Michael E. Hagerty
Title:  Senior Vice President
Date:  December 29, 2006

INVESTMENT COMPANIES
(Listed on Exhibit A hereto)

By:  /s/ Richard A. Novak
Name:  Richard A. Novak
Title:  Treasurer
Date:  December 28, 2006

EXHIBIT A
To the Financial Administration and Accounting Services Agreement
(revised as of 3/1/08)

Edward Jones Money Market Fund

-  -

EXHIBIT B

To:	State Street Bank and Trust Company

From:	Federated Investors, Inc.

Client Name:	Federated Investors, Inc.
Client Address:	Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779

Date:  January 1, 2007

Re:  PRICE SOURCE AUTHORIZATION

Reference is made to the Financial Administration and Accounting Services Agreement dated January 1, 2007 between the registered investment companies, or series thereof, listed on Exhibit A to the Financial Administration and Accounting Services Agreement (each, a “Trust”) and State Street Bank and Trust Company (“State Street”).  Capitalized terms used in this Price Source Authorization or in any attachment or supplement shall have the meanings provided in the Financial Administration and Accounting Services Agreement unless otherwise specified.  Pursuant to the Financial Administration and Accounting Services Agreement, the Trust hereby directs State Street to calculate the net asset value (“NAV”) of the Trust or, if applicable, its Series, in accordance with the terms of each Trusts’ or Series’ currently effective Prospectus.  State Street will perform the NAV calculation subject to the terms and conditions of the Financial Administration and Accounting Services Agreement and this Authorization.

The Trust hereby authorizes State Street to use the pricing sources specified on the attached Authorization Matrix (as amended from time to time) as sources for prices of assets in calculating the net asset value of the Trust.  The Trust understands that State Street does not assume responsibility for the accuracy of the quotations provided by the specified pricing sources and that State Street shall have no liability for any incorrect data provided by the pricing sources specified by the Trust, except as provided under the Financial Administration and Accounting Services Agreement (including agreed upon tolerance checks as to the data furnished and calculating the net asset value of the Trust in accordance with the data furnished to State Street).  The Trust also acknowledges that prices supplied by the Funds or an affiliate may be subject to approval of the Trust’s Board and are not the responsibility of State Street.

The Trust agrees to indemnify and hold State Street harmless as provided under the Financial Administration and Accounting Services Agreement.

State Street agrees that written notice of any change in the name of any specified pricing source will be sent to the Trust as such information is available to State Street.

Kindly acknowledge your acceptance of the terms of this letter in the space provided below.

(CLIENT/FUND NAME)

By:  /s/ Richard A. Novak                                                                The foregoing terms are hereby accepted.
Title: –Treasurer, Federated Funds	STATE STREET BANK AND TRUST COMPANY

By:  /s/ Leo O’Donnell
Title:      Vice President

Authorization Matrix

AUTHORIZATION MATRIX to be attached to Price Source Authorization dated _1/1/2007__

CLIENT:    _FEDERATED INVESTORS                                                                           Effective Date:   January 01, 2007(supersedes prior Authorization Matrices)

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point
EQUITIES
U.S. Listed Equities (NYSE, AMEX)	REUTERS	THOMSON/ILX	FT Interactive Data	LAST	MEAN	MARKET CLOSE
U.S. OTC Equities (NASDAQ)	REUTERS	THOMSON/ILX	FT Interactive Data	NOCP	MEAN	MARKET CLOSE
Foreign Equities	REUTERS	THOMSON/ILX	FT Interactive Data	LAST	MEAN	MARKET CLOSE
Listed ADR’s	REUTERS	THOMSON/ILX	FT Interactive Data	LAST	MEAN	MARKET CLOSE
FIXED INCOME
Municipal Bonds	Standard & Poor’s 4:00 pm*	FT Interactive Data 4:00 pm*	BLOOMBERG	BID		EVALUATED
Mortgage Backed	BEAR STEARNS 4:00 pm*	REUTERS 4:00 pm*	FT / BLOOMBERG	Based on Cash Flows		EVALUATED
Treasuries	BEAR STEARNS 4:00 pm*	REUTERS 4:00 pm*	FT / BLOOMBERG	BID side quote		EVALUATED
ABS, High Grade Corporates, Convertible bonds, Yankee / Brady bonds	REUTERS 4:00 pm*	FT Interactive Data 3:00 pm*	BLOOMBERG	MEAN		EVALUATED
High Yield Corporates (BBB- or below, includes NA, NR, etc.)	FT Interactive Data 3:00 pm*	REUTERS 4:00 pm*	BLOOMBERG	MEAN		EVALUATED
Eurobonds/Foreign Bonds	FT Interactive Data	FRI CORP	BLOOMBERG	LAST	BID
OTHER ASSETS
Options	REUTERS	BLOOMBERG		MEAN	LAST	MARKET CLOSE
Futures	REUTERS	BLOOMBERG				SETTLEMENT
Non – Listed ADR’s	FT Interactive Data	BLOOMBERG		LAST	MEAN
Credit default SWAPS	BEAR STEARNS 4:00 pm*			Mid Level Quote		EVALUATED
Mutual Funds	Accounting Agent	BLOOMBERG				MARKET CLOSE
EXCHANGE RATES
	World Markets	BLOOMBERG		SNAPSHOT		4:00PM
Money Market Pricing
	FT Interactive Data	REUTERS	BLOOMBERG

* Times for domestic bond feeds are supplied by the individual vendors to indicate the timing of their evaluation

Price Source and Methodology Authorization

Instructions:  For each security type allowed by the Trust’s Prospectus, please indicate the primary, secondary and tertiary source to be used in calculating Net Asset Value for the Trust identified.  NOTE:  If Investment Manager is a Pricing Source, please specify explicitly.

State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NAVigator Pricing System which specifies pricing tolerance thresholds, index and price aging details. The Sources Status Pricing Matrix will be provided for your information and review.

AUTHORIZED BY:     /s/ richard a. novak 12/28/06                                                                                                                     ACCEPTED: /s/ Michael E. Hagerty 12/29/06
Trust Officer                                                                      State Street Vice President

Authorization Matrix

Explanation of Fields
Client:	Indicate the name of the Client and the Trust name or if multiple trusts, attach a list of trust names
Primary Source:	Indicate the primary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Secondary Source:	Indicate the secondary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Tertiary Source:	Indicate the tertiary (3rd level) source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Pricing Logic:
Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated, Last, Official Close etc.- Please note that the closing price reported by an exchange (which may sometimes be referred to by the exchange or one or more pricing agents as the "official close", the "official closing price" or other similar term) will be taken to be the "most recent sale price" for purposes of this section. In these instances, it is believed to be representative of the value at the close of the exchange.

Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated, Last, etc. in the instance where the preferred price type is not available.
Valuation Point:	That point in time where the market inputs needed for the applicable valuation process/model are taken from market sources (trading market or counterparty)
Authorized By:	Provide the signature of the person authorizing the completion of the Price Source Authorization
Date:	Indicate the date the Price Source Authorization was completed

EXHIBIT C

FAIR VALUE PRICING AUTHORIZATION

To:                                 State Street Bank and Trust Company

From:                                 Federated Investors, Inc.

Client Name:                                 Federated Investors, Inc.

Client Address:                                 Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA. 15222-3779

Date:  January 1, 2007

Re:  FAIR VALUE PRICING AUTHORIZATION

Reference is made to the Financial Administration and Accounting Services Agreement dated January 1, 2007 between the Trust and State Street Bank and Trust Company (“State Street”).  Capitalized terms used in this Fair Value Pricing Authorization or in any attachment or supplement shall have the meanings provided in the Financial Administration and Accounting Services Agreement unless otherwise specified.  Pursuant to the Financial Administration and Accounting Services Agreement, the Fund hereby directs State Street to calculate the net asset value (“NAV”) of the Trust or, if applicable, its Series, in accordance with the terms of the Trusts’ or Series’ currently effective Prospectus or other governing documents.  State Street will perform the NAV calculation subject to the terms and conditions of the Financial Administration and Accounting Services Agreement, Price Source Authorization, and this Authorization.

The Trust hereby authorizes State Street to use the Fair Value pricing source specified on the attached Fair Value Pricing Authorization Form to obtain adjustment factors to be applied to the closing prices of the securities of the Trust or the Series to calculate a fair-value-adjusted market value to be used in the calculation of the net asset value of the Trust or its Series. The Trust understands that State Street does not assume responsibility for the accuracy of the adjustment factors or other fair value pricing information provided by the specified fair value vendor and that State Street shall have no liability for any incorrect data provided by said vendor specified by the Trust, except as may arise from State Street’s lack of reasonable care in applying any adjustment factors to the closing prices of the Trusts’ or Series’ securities and/or (if applicable) calculating the fair value adjusted net asset value of the Trust or Series in accordance with the data furnished to State Street.

The Trust agrees to indemnify and hold State Street harmless from any claim, loss or damage arising as a result of using Fair Value adjustment factors or prices furnished by any specified Fair Value pricing source.

The Trust agrees to notify State Street promptly in writing if the fair value pricing procedures authorized by the Trust’s Board have been changed.

Kindly acknowledge your acceptance of the terms of this letter in the space provided below.

By: /s/ Richard A. Novak	The foregoing terms are hereby accepted.
[Authorized Officer of the Trust]
Title: Treasurer
STATE STREET BANK AND TRUST COMPANY
By:  /s/ Leo O’Donnell
Vice President

Fund Entity Name:    Federated Investors

Effective Date: __1-1-2007

Fair Value Pricing Source: ITG

Market Trigger(s) with Timing

1)	The first trigger incorporates 2 Nikkei 225 futures contracts *
a)	NIA Index (Most recent contract trading in Singapore)
b)	NXA Index (Most recent contract trading in Chicago)

Timing:     NIA Index at 1AM EST/2AM EDT - NXA Index at 4PM EST/EDT

* The following chart details the appropriate triggers in the event that one or more of the above markets is closed.

Japanese Stock Market	Singapore (NIA Index) / Chicago (NXA Index)
	Open / Open	Open / Closed	Closed / Open	Closed / Closed
Open	NIA/NXA (from 1-2AM to 4PM); 1-2AM depending on Japanese close	GLOBEX S&P 500 (from Japanese close to 4PM) - Symbol SPA Index or ESA Index	NXA (from 4AM to 4PM)	GLOBEX S&P 500 (from Japanese close to 4PM) - Symbol SPA Index or ESA Index
Closed	NXA (from prior day’s 4PM to current 4PM)	GLOBEX S&P 500 (from prior day’s 4PM to current 4PM) - Symbol SPA Index or ESA Index	NXA (from prior day’s 4PM to current 4PM)	GLOBEX S&P 500 (from prior day’s 4PM to current 4PM) - Symbol SPA Index or ESA Index

2)	The second trigger is based on the S&P 500
a) S&P 500 (SPX Index)

Timing:                 11:30AM EST/EDT – 4:05PM EST/EDT

Note:  GMT may change to and from DST on a different schedule than the U.S.  Special attention must be made to know when changes to DST occur to ensure the prices are determined at the correct time.

Threshold to Request Client Determination to Invoke Fair Value** (+ or -):
0.5 % or greater in either trigger

** The final determination to invoke Fair Value is made by Federated’s Global Equity Traders at the time of notification (4:15PM) by State Street that either of the two triggers have been achieved.

Authorized By:  /s/ Richard A. Novak
Name:  Richard A. Novak
Title:  Treasurer
Officer of the Trust
Date:  12/28/06

Accepted By:  /s/ Michael E. Hagerty
Name: Michael E. Hagerty
Vice President
State Street Bank and Trust Company
Date:  12/29/06

Fund Entity Name	Indicate trust name or if multiple trusts or series of a trust, attach a complete list
Effective Date	Date the trusts are to begin using Fair Value Pricing Source at SSC
Fair Value Pricing Source	Name of Fair Value Pricing Source to be used
Market Trigger(s)	Name of Trigger used to determine when to invoke Fair Value Pricing procedures, i.e., S&P 500, Nikkei
Timing of Trigger(s)	A specific time at which the Trigger determines Fair Value Pricing procedures should be initiated, i.e., Japan close to 4 PM EST (Nikkei Futures), 4 PM EST prior day to 4 PM EST current day (S&P500)
Threshold to Invoke Fair Value	Minimum percentage of movement of designated Trigger to determine that a request for authorization should occur to invoke Fair Value.
Authorized By	Provide signature of the Trust Officer authorizing the completion of the Fair Value Pricing Authorization Form
Accepted By	Provide signature of a Vice President from State Street Fund Group accepting the completion of the Fair Value Pricing Authorization Form

EXHIBIT D

COMPLIANCE PROCEDURES EXHIBIT

Compliance Procedures

1940 Act Preferred Shares Asset Coverage

Section 18(h) of the Investment Company Act of 1940
"Asset coverage" of a class of senior security of an issuer which is a stock means the ratio which the value of the total assets of such issuer, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of such issuer plus the aggregate of the involuntary liquidation preference of such class of senior security which is a stock.  The involuntary liquidation preference of a class of senior security which is a stock shall be deemed to mean the amount to which such class of senior security would be entitled on involuntary liquidation of the issuer in preference to a security junior to it.

Frequency:	Monthly, as of the last business day of each month

Calculation:                                Determine whether the Asset Coverage is at least 200%

Total fund net assets	÷	Value of senior securities representing indebtedness
+ accrued unpaid dividends on pfd shs
+liquidation preference on pfd shares		+ liquidation preference on pfd shs
+value of senior securities representing indebtedness		+ accrued unpaid dividends on pfd shs
	=	Asset Coverage Percentage
> or = 200%	=	Fund Passes Test
< 200%	=	Fund Fails Test
b

Tolerance:
State Street Fund Administration (SSFA) will complete the test on a monthly basis and report the results of the test to Federated Investors Inc.  Once SSFA has notified Federated of the test results, Federated may impose certain restrictions on trading.

Cure Period:
Should the Fund fail to maintain the 1940 Act Preferred Shares Asset Coverage as of a given Valuation Date (the last business day of each month), the cure date is as of the last business day of the month following such Valuation Date.

Preferred Shares Basic Maintenance Amount:

Frequency:	Monthly

Reporting Deadlines:
As of the Closing Time (February 18, 2003), on a pro forma basis assuming the receipt of the net proceeds from the sale of the AMPS and using portfolio holdings and valuations as of the close of business on any day not more than six business days prior to the Closing Time (provided that the total net assets of the Fund as of the Closing Time have not declined by more than 5% or more from such valuation date).  [Note:  Compliance as of the Closing Time (using portfolio holdings and valuations as of the Closing Time) with the Investment Company Act Preferred Shares Asset Coverage is also required.

On the first business day after the date of original issue (i.e., February 18, 2003) of the preferred shares (by 5 pm ET); as of the close of business on original issue date

On the seventh business day after each monthly Valuation Date (by 5 pm ET), as of the Valuation Date

In instances of failure to satisfy Preferred Shares Basic Maintenance Amount as of any Valuation Date, on the seventh business day after the Preferred Shares Basic Maintenance Cure Date (Deadline = the 14th business day after the failure Valuation Date) (by 5 pm ET), as of the Preferred Shares Basic Maintenance Cure Date

On the seventh business day after the Fund has redeemed Common Shares (by 5 pm ET)

On the seventh business day after the ratio of the Discounted Value of (Fitch or Moody’s) Eligible Assets to the Preferred Shares Basic Maintenance Amount as of any monthly Valuation Date is less than or equal to 105% (by 5 pm ET) [Note:  This adds nothing to the existing requirement to furnish a report as of each Valuation Date].

On the seventh business day after a request by Moody’s or Fitch (by 5pm ET), as of the date of such request

On the second business day prior to the first day of a Special Rate Period (by 11 am ET), as of the third business day prior to the first day of the Special Rate Period and assuming for purposes of the calculation that (a) the Maximum Rate is the Maximum Rate on such third business day as if such day were the Auction date for the proposed Special Rate Period and (b) the Moody’s and Fitch Discount Factors are determined by reference to an Exposure Period of 8 weeks.

Cure Period:
Should the Fund fail to satisfy the Preferred Shares Basic Maintenance Amount as of a given Valuation Date (the last business day of each month), the cure date is as of the seventh business day following such Valuation Date.

Calculation:
To ensure that the eligible assets (assets discounted based upon Fitch’s and Moody’s ratings, as described below) of the Fund are greater than the Fund’s basic maintenance amount (as described below).  If the eligible assets are less than the basic maintenance amount, the Fund fails the test.

Basic Maintenance Amount (BMA):
The Fund’s basic maintenance amount is the sum of the following:

BMA Component	Calculation
1. Sum of:

a. Liquidation Value of the outstanding shares of preferred stock
The product of the number of Preferred Shares outstanding on the Valuation Date multiplied by the liquidation price of $25,000 (plus the product of the number of shares of any other series of preferred shares outstanding on such date multiplied by the liquidation preference of such shares) plus any redemption premium applicable to Preferred Shares (or other preferred shares) then subject to redemption
Number of preferred shares outstanding * liquidation price of preferred shares Federated to inform SSFA of any instance of a redemption premium.

b. Current period dividend exposure
The aggregate amount of dividends that will have accumulated at the respective Applicable Rates (whether or not earned or declared) to (but not including) the first respective Dividend Payment Dates for Preferred Shares outstanding that follows such Valuation Date (plus the aggregate amount of dividends,  whether or not earned or declared, that will have accumulated in respect of other outstanding preferred shares to, but not including, the first respective dividend payment dates for such other shares that follow such Valuation Date)

For each series of preferred shares:
Number of preferred shares outstanding * $25,000 * Auction rate * (# of days in dividend period / 365 [if dividend period = 7 days or 360 [for all other dividend periods])

c. Projected dividend amount The aggregate amount of dividends that would accumulate on shares of each series of Preferred Shares
For each series of preferred shares:
# of preferred shares outstanding * $25,000 * Maximum Rate* Volatility Factor
* # of days from first Dividend Payment Date following Valuation Date through the 49th day after Valuation Date

365 [if dividend period = 7 days] or 360 [for all other dividend periods]
outstanding from such first respective Dividend Payment Date therefore through the 49th day after such Valuation Date,
Maximum rate= Rate Multiple (1.10 if prevailing rating is Aa3 or higher for Moody’s, and AA- or higher for Fitch) multiplied by (A) the “AA” Financial Composite Commercial Paper Rate (in the case of Minimum Rate Periods and Special Rate Periods of fewer than 183 Rate Period Days) or (B) the Treasury Bill Rate in the case of Special Rate Periods of more than 182 Rate Period Days but fewer than 365 Rate Period Days.

at the Maximum Rate (calculated as if such Valuation Date were the Auction Date for the Rate Period commencing on such Dividend Payment Date)
Federated to notify SSFA in case of :

▪ special rate period

▪ credit rating for preferred shares falls below Aa3 for Moody’s or AA- for Fitch

▪ if a Failure to Deposit occurs

▪ if all outstanding shares are subject to Submitted Hold Orders for a Minimum Rate Period of shares of such series to commence on such Dividend Payment Date, assuming, solely for purposes of the foregoing, that if on such Valuation Date the Fund shall have delivered a Notice of Special Rate Period to the Auction Agent with respect to shares of such series, such Maximum Rate shall be the higher of

i. the Maximum Rate for the Special Rate Period of shares of such series to commence on such Dividend Payment Date and
ii. the Maximum Rate for a Minimum Rate Period of shares of such series to commence on such Dividend Payment Date, multiplied by the greater of
iii. the Moody’s Volatility Factor (if Moody’s is then rating the Preferred Shares) and	SSFA will use a volatility rate of 2.75 for conservatism.
iv. the Fitch Volatility Factor (if Fitch is then rating the Preferred Shares) applicable to a Minimum Rate Period, or, in the event the Fund shall have delivered a Notice of Special Rate Period to the Auction Agent with respect to such shares of such series designating a Special Rate Period consisting of 56 Rate Period Days or more the greater of

v. the Moody’s Volatility Factor and
vi. Fitch Volatility Factor applicable to a Special Rate Period of that length
(plus the aggregate amount of dividends that would accumulate at the maximum dividend rate or rates on any other preferred stock outstanding from such respective dividend payment dates through the 56th day after such Valuation Date, as established by or pursuant to the respective statements supplementary establishing and fixing the rights and preferences of such other preferred shares), (except that if such Valuation Date occurs at a time when a Failure to Deposit (or, in the case of preferred stock other than Preferred Shares, a failure similar to a Failure to Deposit) has occurred that has not been cured, the dividend for purposes of calculation would accumulate at the current dividend rate then applicable to the shares in respect of which such failure has occurred and for those days during the period described in this subparagraph (C) in respect of which the Applicable Rate in effect immediately prior to such Dividend Payment Date will remain in effect (or, in the case of preferred shares other than Preferred Shares, in respect of which the dividend rate or rates in effect immediately prior to such respective dividend payment dates will remain in effect), the dividend for purposes of calculation would accumulate at such Applicable Rate (or other rate or rates, as the case may be) in respect of those days)

d. The amount of anticipated expenses of the Fund for the 90 days subsequent to such Valuation Date.	Current daily expense accrual * 90 days

e. The amount of the Fund’s Maximum Potential Gross-up Payment Liability
in respect of Preferred Shares (and similar amounts payable in respect of other preferred shares, as of such Valuation Date.
MAXIMUM POTENTIAL GROSS-UP PAYMENT LIABILITY as of any Valuation Date, shall mean the aggregate amount of Gross-up Payments that would be due if the Fund were to make Taxable Allocations, with respect to any taxable year, estimated based upon dividends paid and the amount of undistributed realized net capital gains and other taxable income earned by the Fund, as of the end of the calendar month immediately preceding such Valuation Date, and assuming such Gross-up Payments are fully taxable.
Federated to inform SSFA if such situation exists. Estimated taxable distribution (capital gain + taxable income) to preferred shares * 38.6% federal tax.
f. The amount of any indebtedness or obligations of the Fund senior in right of payment to the Preferred Shares; and	Federated to inform SSFA if such situation exists.

g. Any current liabilities as of such Valuation Date to the extent not reflected in any of 1a through 1f (including, without limitation, any payables for Municipal Obligations purchased as of such Valuation Date and any liabilities incurred for the purpose of clearing securities transactions)
Liabilities from the trial balance.

2. LESS:
the face value of
(i.e., for purposes of current Moody’s guidelines,

a. cash,

b. short-term Municipal Obligations rated MIG-1, VMIG-1 or P-1, and

c. short-term securities that are the direct obligation of the U.S. government, provided in each case that such securities mature on or prior to the date upon which any of 1a through 1g become payable, otherwise the Moody’s Discounted Value)
of any of the Fund’s assets irrevocably deposited by the Fund for the payment of any of 1a through 1g
Less: The value of any of the Fund’s assets irrevocably deposited by the Fund for the payment of any of 1a through 1g.

FITCH

Fitch Eligible Assets:
Eligible Asset Component	Calculation
1. Cash,	Cash per trial balance
2. Receivables for Municipal Obligations Sold, or	Receivable for Municipal Obligations Sold per trial balance. Ensure that the receivables are due to settle within five business days of the Valuation Date.
3. Unrealized Gain from Hedging Transactions
Unrealized Gain from Hedging Transactions’ shall mean, as of any Valuation Date, (1) in the case of a swap contract (including total return swaps and interest rate swaps), the amount, if any, that the Fund would receive if the swap contract were terminated as of the Valuation Date, (2) in the case of an interest rate futures contract, the amount, if any, that the Fund would receive if it were to eliminate its open futures position as of the Valuation Date by entering into an offsetting contract of the same specifications or (3) in the case of an option on interest rate futures contracts, the Market Value thereof as of the Valuation Date.  For the purpose of determining the Discounted Value of any Unrealized Gain from Hedging Transactions, (i) unrealized gain from a swap contract shall be treated in the same manner as a Municipal Obligation, except that the issuer rating assigned to the swap counterparty shall be used, and (ii) unrealized gain from an interest rate futures contract or an option on interest rate futures contracts shall be deemed to have a rating of A by Fitch.  The amount of any unrealized loss from hedging transactions as of any Valuation Date shall be treated as a reduction to Fitch Eligible Assets.

4. Municipal Obligation that
a. Pays interest in cash,	Federated to inform SSFA in any instance where interest is not paid in cash.
b. Does not have its Fitch rating suspended by Fitch, and	Federated to inform SSFA in any instance where Fitch’s ratings have been suspended.
c. Is part of an issue of Municipal Obligations of at least $10,000,000
Issuer size from Bloomberg will be used to determine eligibility.  SSFA to perform the analysis based on cusip and notify Federated of any issues below $10,000,000.  Federated will determine and communicate to SSFA whether or not the cusip is part of an overall issue of at least $10,000,000.

For purposes of applying the following requirements for Single Issuer Concentration, State Concentration and applying the applicable Fitch Discount Factor:

1. If a Municipal Obligation is not rated by Fitch but is rated by Moody’s and S&P, such Municipal Obligation (excluding short-term Municipal Obligations) will be deemed to have the Fitch rating which is the lower of the Moody’s and S&P rating.

2. If a Municipal Obligation is not rated by Fitch but is rated by Moody’s or S&P, such Municipal Obligation (excluding short-term Municipal Obligations) will be deemed to have such rating.
SSFA will obtain ratings from Bloomberg for new buys and for the entire portfolio monthly.

A.Single Issuer Concentration:
1. Municipal Obligations issued by any one issuer and rated BB or lower, or not rated, may comprise no more than 4% of total Fitch Eligible Assets.
For purposes of identifying single issuers, the first six digits of the municipal security’s cusip will be considered the issuer identifier.  It is possible that the six digit cusip may represent a conduit rather than the true issuer.  Therefore,  if any issuer exceeds the set limit, SSFA will research the true issuer on Bloomberg and notify Federated.

2. The total amount identified in item 1 (above), together with any Municipal Obligations issued by the same issuer and rated BBB by Fitch may comprise no more than 6% of total Fitch Eligible Assets.
3. The total amount identified in item 2 (above) together with any Municipal Obligations issued by the same issuer and rated A by Fitch may comprise no more than 10% of total Fitch Eligible Assets.
4. The total amount identified in item 3 (above) together with any Municipal Obligations issued by the same issuer and rated AA by Fitch may comprise no more than 20% of total Fitch Eligible Assets.
For purposes of the calculations in items 1 – 4 (above), any Municipal Obligation backed by the guaranty, letter of credit or insurance issued by a third party shall be deemed to be issued by such third party if the issuance of such third party credit is the sole determinant of the rating on such Municipal Obligations; and any Municipal Obligation for which the nominal issuer is a conduit for a third party the obligations of which are the sole source of revenues for the payment of such Municipal Obligation shall be deemed to be issued by such third party.

For purposes of this test, SSFA will assume that the rating provided by Bloomberg is for the obligation AND based solely on the underlying credit enhancement, unless information is supplied by Federated.

B.State Concentration:
1. Municipal Obligations issued by issuers located within a single state or territory and rated BB or lower or not rated may comprise no more than 12% of total Fitch Eligible Assets.

2. The total amount identified in item 1 (above), together with any Municipal Obligations issued by issuers located within the same state or territory and rated BBB by Fitch may comprise no more than 20% of total Fitch Eligible Assets.

3. The total amount identified in item 2 (above) together with any Municipal Obligations issued by issuers located within the same state or territory and rated A by Fitch may comprise no more than 40% of total Fitch Eligible Assets.

4. The total amount identified in item 3 (above) together with any Municipal Obligations issued by issuers located within the same state or territory and rated AA by Fitch may comprise no more than 60% of total Fitch Eligible Assets

For purposes of applying the foregoing requirements for Single Issuer Concentration and State Concentration:

1. Eligible Assets shall be calculated without including cash; and

2. Municipal Obligations rated F1 by Fitch or, if not rated by Fitch, rated MIG-1, VMIG-1 or P-1 by Moody's; or, if not rated by Moody's, rated A-1+/AA or SP-1+/AA by S&P shall be considered to have a long-term rating of A.

Adjustments to Fitch’s Eligible Assets for Futures, Options and Forward Commitments:

1. For purposes of determining whether the Fund has Fitch Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount,

the Discounted Value of Fitch Eligible Assets which the Fund is obligated to deliver or receive pursuant to an outstanding option shall be as follows:

a. assets subject to call options written by the Fund which are either exchange-traded and “readily reversible” or which expire within 49 days after the date as of which such valuation is made shall be valued at the lesser of:

SSFA will test whether the written call options expire within 49 days after the Valuation Date.
If the 49 day limit test is not passed, SSFA will contact Federated to determine whether the written call options are exchange-traded and “readily reversible”.

i. Discounted Value and
ii. the exercise price of the call option written by the Fund;
b. assets subject to call options written by the Fund not meeting the requirements of clause (a) of this sentence shall have no value;
c. assets subject to put options written by the Fund shall be valued at the lesser of:
i. the exercise price and ii. the Discounted Value of the subject security; and
d. Where delivery may be made to the Fund with any security of a class of securities, the Fund shall assume it will take delivery of the security with the lowest Discounted Value.	Federated to inform SSFA of the various securities of the class of securities if such situation exists.

2. For purposes of determining whether the Fund has Fitch Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount,

the following amounts shall be subtracted from the aggregate Discounted Value of the Fitch Eligible Assets held by the Fund:

a. 10% of the exercise price of a written call option;
b. the exercise price of any written put option;

c. the settlement price of the underlying futures contract if the Fund writes put options on a futures contract
d. 105% of the Market Value of the underlying futures contracts if the Fund writes call options on a futures contract and does not own the underlying contract.

3. For purposes of determining whether the Fund has Fitch Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of Forward Commitments will be the Discounted Value as calculated by applying the respective Fitch Discount Factor.

b

Discounting Fitch’s Assets:  Once the above procedures have been performed, determine the discounted market value for each security.  Discount each security as follows:

RATING CATEGORY

EXPOSURE PERIOD	AAA*	AA*	A*	BBB*	F1**	UNRATED***
7 weeks	151%	159%	166%	173%	136%	225%
8 weeks or less but greater than 7 weeks	154%	161%	168%	176%	137%	231%
9 weeks or less but greater than 8 weeks	158%	163%	170%	177%	138%	240%

*	Fitch rating.
**	Municipal Obligations rated F2 by Fitch, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating.
***	Municipal Obligations rated less than BBB by Fitch or unrated.

Notwithstanding the foregoing:

1.	The Fitch Discount Factor for short-term Municipal Obligations will be 115%, so long as:

a.	Such Municipal Obligations are rated at least F2 by Fitch (or, if not rated by Fitch, rated MIG-1, VMIG-1 or P-1 by Moody’s or at least A-1+ or SP-1+ by S&P) and

b.	Mature or have a demand feature at par exercisable in 30 days or less, and

2.	No Fitch Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold.

When the Fund sells a Municipal Obligation and agrees to repurchase such Municipal Obligation at a future date, such Municipal Obligation shall be valued at its Discounted Value for purposes of determining Fitch Eligible Assets, and the amount of the repurchase price of such Municipal Obligation shall be included as a liability for purposes of calculating the Preferred Shares Basic Maintenance Amount.

When the Fund purchases a Fitch Eligible Asset and agrees to sell it at a future date, such Fitch Eligible Asset shall be valued at the amount of cash to be received by the Fund upon such future date, provided that the counterparty to the transaction has a long-term debt rating of at least A by Fitch and the transaction has a term of no more than 30 days; otherwise, such Fitch Eligible Asset shall be valued at the Discounted Value of such Fitch Eligible Asset.

Notwithstanding the foregoing, an asset will not be considered a Fitch Eligible Asset for purposes of determining the Preferred Shares Basic Maintenance Amount to the extent it is

1. subject to any material lien, mortgage, pledge, security interest or security agreement of any kind (collectively, “Liens”), except for

a. Liens which are being contested in good faith by appropriate proceedings and which Fitch (if Fitch is then rating the Preferred Shares) has indicated to the Fund will not affect the status of such asset as a Fitch Eligible Asset,

b. Liens for taxes that are not then due and payable or that can be paid thereafter without penalty,

c. Liens to secure payment for services rendered or cash advanced to the Fund by the Fund’s investment adviser, custodian or the Auction Agent,

d. Liens by virtue of any repurchase agreement, and

e. Liens in connection with any futures margin account or swap contract; or

2. deposited irrevocably for the payment of any liabilities.

SSFA will assume this paragraph is not applicable unless information is provided by Federated.
b

MOODY’S

Moody’s Eligible Assets:
Eligible Asset Component	Calculation
1. Cash,	Cash per trial balance
2. Receivables for Municipal Obligations Sold, or	Receivable for Municipal Obligations Sold per trial balance. Ensure that the receivables are due to settle within five business days of the Valuation Date.
3. Unrealized Gain from Hedging Transactions
Unrealized Gain from Hedging Transactions’ shall mean, as of any Valuation Date, (1) in the case of a swap contract (including total return swaps and interest rate swaps), the amount, if any, that the Fund would receive if the swap contract were terminated as of the Valuation Date, (2) in the case of an interest rate futures contract, the amount, if any, that the Fund would receive if it were to eliminate its open futures position as of the Valuation Date by entering into an offsetting contract of the same specifications or (3) in the case of an option on interest rate futures contracts, the Market Value thereof as of the Valuation Date.  For the purpose of determining the Discounted Value of any Unrealized Gain from Hedging Transactions, (i) unrealized gain from a swap contract shall be treated in the same manner as a Municipal Obligation, except that the issuer rating assigned to the swap counterparty shall be used, and (ii) unrealized gain from an interest rate futures contract or an option on interest rate futures contracts shall be deemed to have a rating of A by Moody’s.  The amount of any unrealized loss from hedging transactions as of any Valuation Date shall be treated as a reduction to Moody’s Eligible Assets.

4. Municipal Obligation that
a. Pays interest in cash,	Federated to inform SSFA in any instance where interest is not paid in cash.
b. Does not have its Moody’s rating suspended by Moody’s, and	Federated to inform SSFA in any instance where Moody’s ratings have been suspended.
c. Is part of an issue of Municipal Obligations of at least $10,000,000
Issuer size from Bloomberg will be used to determine eligibility.  SSFA to perform the analysis based on cusip and notify Federated of any issues below $10,000,000.  Federated will determine and communicate to SSFA whether or not the cusip is part of an overall issue of at least $10,000,000.

For purposes of applying the following requirements for Single Issuer Concentration, State Concentration and applying the applicable Moody’s Discount Factor, except as the Fund is otherwise advised in writing by Moody’s:

1. if a Municipal Obligation is not rated by Moody’s but is rated by Fitch and S&P, such Municipal Obligation (excluding short-term Municipal Obligations) will be deemed to have the Moody’s rating which is equivalent to the lower of the Fitch and S&P ratings;

2. if a Municipal Obligation is not rated by Moody’s but is rated by Fitch or S&P, such Municipal Obligation (excluding short-term Municipal Obligations) will be deemed to have the Moody’s equivalent of such rating.
SSFA will obtain ratings from Bloomberg for new buys and for the entire portfolio monthly.  Federated to inform SSFA in any instance where the Fund is advised in writing by Moody’s that the foregoing does not apply to a Municipal Obligation held by the Fund

A.Single Issuer Concentration:
1. Municipal Obligations issued by any one issuer and rated Ba or lower by Moody’s or not rated by Moody’s may comprise no more than 4% of total Moody’s Eligible Assets.
For purposes of identifying single issuers, the first six digits of the municipal security’s cusip will be considered the issuer identifier.  It is possible that the six digit cusip may represent a conduit rather than the true issuer.  Therefore, if any issuer exceeds the set limit, SSFA will research the true issuer on Bloomberg and notify Federated.

2. The total amount identified in item 1 (above), together with any Municipal Obligations issued by the same issuer and rated Baa by Moody’s may comprise no more than 6% of total Moody’s Eligible Assets.

3. The total amount identified in item 2 (above) together with any Municipal Obligations issued by the same issuer and rated A by Moody’s may comprise no more than 10% of total Moody’s Eligible Assets.

4. The total amount identified in item 3 (above) together with any Municipal Obligations issued by the same issuer and rated Aa by Moody’s may comprise no more than 20% of total Moody’s Eligible Assets.

For purposes of the calculations in items 1 – 4 (above), any Municipal Obligation backed by the guaranty, letter of credit or insurance issued by a third party shall be deemed to be issued by such third party if the issuance of such third party credit is the sole determinant of the rating on such Municipal Obligations; and any Municipal Obligation for which the nominal issuer is a conduit for a third party the obligations of which are the sole source of revenues for the payment of such Municipal Obligation shall be deemed to be issued by such third party.

For purposes of this test, SSFA will assume that the rating provided by Bloomberg is for the obligation AND NOT based solely on the underlying credit enhancement, unless information is supplied by Federated.

B.State Concentration:

1. Municipal Obligations issued by issuers located within a single state or territory and rated Ba or lower by Moody’s or not rated by Moody’s may comprise no more than 12% of total Moody’s Eligible Assets.

2. The total amount identified in item 1 (above), together with any Municipal Obligations issued by issuers located within a single state or territory and rated Baa by Moody’s may comprise no more than 20% of total Moody’s Eligible Assets.

3. The total amount identified in item 2 (above) together with any Municipal Obligations issued by issuers located within a single state or territory and rated A by Moody’s may comprise no more than 40% of total Moody’s Eligible Assets.

4. The total amount identified in item 3 (above) together with any Municipal Obligations issued by issuers located within a single state or territory and rated Aa by Moody’s may comprise no more than 60% of total Moody’s Eligible Assets.

For purposes of applying the foregoing requirements for Single Issuer Concentration and State Concentration:
1.  Eligible Assets shall be calculated without including cash; and
2.  Municipal Obligations rated MIG-1, VMIG-1 or P-1 by Moody’s or, if not rated by Moody’s, rated A-1+/AA or SP-1+/AA by S&P, or if not rated by S&P, rated F1 by Fitch, shall be considered to have a long-term rating of A.

Adjustments to Moody’s Eligible Assets for Futures, Options and Forward Commitments:

1. For purposes of determining whether the Fund has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount,

the Discounted Value of Moody’s Eligible Assets which the Fund is obligated to deliver or receive pursuant to an outstanding option shall be as follows:

a. assets subject to call options written by the Fund which are either exchange-traded and “readily reversible” or which expire within 49 days after the date as of which such valuation is made shall be valued at the lesser of:

SSFA will test whether the written call options expire within 49 days after the Valuation Date.
If the 49 day limit test is not passed, SSFA will contact Federated to determine whether the written call options are exchange-traded and “readily reversible”.

i. Discounted Value and
ii. the exercise price of the call option written by the Fund;
b. assets subject to call options written by the Fund not meeting the requirements of clause (A) of this sentence shall have no value;
c. assets subject to put options written by the Fund shall be valued at the lesser of:
i. the exercise price and ii. the Discounted Value of the subject security; and
d. where delivery may be made to the Fund with any security of a class of securities, the Fund shall assume it will take delivery of the security with the lowest Discounted Value.	Federated to inform SSFA of the various securities of the class of securities if such situation exists.

2. For purposes of determining whether the Fund has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the following amounts shall be subtracted from the aggregate Discounted Value of the Moody’s Eligible Assets held by the Fund:

a. 10% of the exercise price of a written call option;
b. the exercise price of any written put option;
c. the settlement price of the underlying futures contract if the Fund writes put options on a futures contract; and
d. 105% of the Market Value of the underlying futures contracts if the Fund writes call options on a futures contract and does not own the underlying contract.

3. For purposes of determining whether the Fund has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of all Forward Commitments will be the Discounted Value as calculated by applying the respective Moody’s Discount Factor.

b

Discounting Moody’s Assets:  Once the above procedures have been performed, determine the discounted market value for each security.  Discount each security as follows:

RATING CATEGORY

Exposure Period	Aaa*	Aa*	A*	Baa*	(V)MIG-1**	UNRATED***
7 weeks~~.~~	151%	159%	166%	173%	136%	225%
8 weeks or less but greater than 7 weeks	154%	161%	168%	176%	137%	231%
9 weeks or less but greater than 8 weeks	158%	163%	170%	177%	138%	240%
b

*           Moody's rating (or, if not rated by Moody’s, see above).

**
Municipal Obligations rated MIG-1 or VMIG-1 (or, if not rated by Moody’s, see above), which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating.

***
Municipal Obligations rated less than Baa3 by Moody's (or, if not rated by Moody’s, see above) or unrated.  Securities rated below Baa by Moody’s (or, if not rated by Moody’s, see above) and unrated securities, which are securities rated by neither Moody’s, S&P or Fitch, may not exceed 10% of Moody’s Eligible Assets.

Notwithstanding the foregoing:

1. The Moody’s Discount Factor for short-term Municipal Obligations will be 115%, so long as

a)	such Municipal Obligations are rated at least MIG-1, VMIG-1 or P-1 by Moody’s (or if not rated by Moody’s, rated at least F1 by Fitch or at least A-1+/AA or SP-1+/AA by S&P) and

b)	mature or have a demand feature at par exercisable in 30 days or less, and

2. No Moody’s Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold.

When the Fund sells a Municipal Obligation and agrees to repurchase such Municipal Obligation at a future date, such Municipal Obligation shall be valued at its Discounted Value for purposes of determining Moody’s Eligible Assets and the amount of the repurchase price of such Municipal Obligation shall be included as a liability for purposes of calculating the Preferred Shares Basic Maintenance Amount.

When the Fund purchases a Moody’s Eligible Asset and agrees to sell it at a future date, such Moody’s Eligible Asset shall be valued at the amount of cash to be received by the Fund upon such future date, provided that the counterparty to the transaction has a long-term debt rating of at least A2 from Moody’s and the transaction has a term of no more than 30 days; otherwise, such Moody’s Eligible Asset shall be valued at the Discounted Value of such Moody’s Eligible Asset.

Notwithstanding the foregoing, an asset will not be considered a Moody’s Eligible Asset for purposes of determining the Preferred Shares Basic Maintenance Amount to the extent it is

1. subject to any Liens, except for

a. Liens which are being contested in good faith by appropriate proceedings and which Moody’s (if Moody’s is then rating the Preferred Shares) has indicated to the Fund will not affect the status of such asset as a Moody’s Eligible Asset,

b. Liens for taxes that are not then due and payable or that can be paid thereafter without penalty,

c. Liens to secure payment for services rendered or cash advanced to the Fund by the Fund’s investment adviser, custodian or the Auction Agent,

d. Liens by virtue of any repurchase agreement, and

e. Liens in connection with any futures margin account or swap contract; or

2. deposited irrevocably for the payment of any liabilities.
SSFA will assume this paragraph is not applicable unless information is provided by Federated.
b

EXHIBIT E

REMOTE ACCESS SERVICES ADDENDUM

REMOTE ACCESS SERVICES ADDENDUM
TO
FINANCIAL ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM to that certain Financial Administration and Accounting Services Agreement dated as of January 1, 2007 (the “Services Agreement”) between each of the investment companies listed on Exhibit A to the Services Agreement (the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and utilizes proprietary accounting and other systems in conjunction with the custodian services which State Street provides to the Customer.  In this regard, State Street maintains certain information in databases under its control and ownership which it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties authorized by State Street (“Authorized Designees”) with access to In~SightSM as described in Exhibit A to this Addendum or such other systems as may be offered from time to time (the “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services.  The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief.  The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the Financial Administration and Accounting Services Fee Schedule in effect from time to time between the parties (the “Fee Schedule”).  The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street).  Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know-how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”).  The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended.  The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum.  The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System; nor will the Customer or Customer’s Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein.  Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS”, and the Customer and its Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services.  State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to the System or use of the Remote Access Services by the Customer under this Addendum constitutes direct infringement of any patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding.  Should the System or the Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent or copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the System or the Remote Access Services, (ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate this Addendum without further obligation.

Termination

Either party to the Services Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination.  This Addendum shall in any event terminate within ninety (90) days after the termination of the Services Agreement.  In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees.  The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum and the exhibits hereto constitute the entire understanding of the parties to the Services Agreement with respect to access to the System and the Remote Access Services.  This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By its execution of the Services Agreement, the Customer accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum.

EXHIBIT A
to
REMOTE ACCESS SERVICES ADDENDUM TO
FINANCIAL ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

IN~SIGHTSM
System Product Description

In~SightSM provides bilateral information delivery, interoperability, and on-line access to State Street.  In~SightSM allows users a single point of entry into State Street’s diverse systems and applications.  Reports and data from systems such as Investment Policy MonitorSM, Multicurrency HorizonSM, Securities Lending, Performance & Analytics, and Electronic Trade Delivery can be accessed through In~SightSM.  This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones. In~SightSM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability.